Exhibit 10.2

Amendment No. 1 to Employment Agreement

September 18, 2026

This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of September 18, 2026 (the “Amendment Effective Date”), by and between Orion Group Holdings, Inc., a Delaware corporation (the “Company”), and E. Chipman Earle (“Key Employee”). The Company and Key Employee are referred to together as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company and Key Employee are parties to that certain Employment Agreement dated effective March 20, 2024 (the “Employment Agreement”);

WHEREAS, the Initial Term of the Employment Agreement currently is scheduled to expire on September 19, 2026;

WHEREAS, the Board of Directors of the Company (the “Board”) or a duly authorized committee of the Board has approved an extension of the Initial Term and the addition of an automatic annual-renewal mechanism; and

WHEREAS, the Parties desire to amend the Employment Agreement solely as expressly provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment, the extension of the Parties’ respective rights and obligations under the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Employment Agreement. The Employment Agreement, as amended by this Amendment, is referred to as the “Agreement.”

2. Amendment and Restatement of Section 2.1. Effective as of the Amendment Effective Date, Section 2.1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“2.1 Term. The term of this Agreement commenced on the Effective Date and is hereby extended through 11:59 p.m., Central Time, on December 31, 2026 (the “Initial Term”). Beginning on January 1, 2027, and on each January 1 thereafter, the term of this Agreement will automatically renew for successive periods of twelve (12) months ending on the following December 31 (each, a “Renewal Term”), unless the Company, acting through the Board or a duly authorized committee of the Board and in accordance with Section 4.8, gives Key Employee written notice of nonrenewal that is deemed received under Section 4.6 at least sixty (60) days before the expiration of the Initial Term or the then-current Renewal Term, as applicable.

A timely notice of nonrenewal will prevent the next Renewal Term from commencing, and this Agreement will expire at the conclusion of the then-current Initial Term or Renewal Term, as applicable. A determination by the Board or an authorized committee not to renew this Agreement will not be effective unless the Company timely gives Key Employee the written notice required by this Section. If the Company does not timely give such notice, the renewal will occur automatically without any further action, approval, consent, or notice by either Party.

The Board is committed to reviewing Key Employee’s performance and the terms of this Agreement at least six (6) months before the expiration of each Renewal Term to determine whether the Company should give notice of nonrenewal. The failure to conduct or complete such a review will not prevent or delay an automatic renewal under this Section. The period from the Effective Date through the expiration of this Agreement, or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”  Nothing in this Section limits either Party’s rights concerning termination of Key Employee’s employment under Article III.”

For the avoidance of doubt, the expiration or nonrenewal of the Agreement will not, by itself, constitute a termination Without Cause or another termination giving rise to severance benefits, as provided in Section 2.4 of the Employment Agreement.

3. No Other Amendment; Ratification. Except as expressly amended by this Amendment, the Employment Agreement is not amended, modified, or waived and remains in full force and effect. Each Party ratifies and confirms its respective obligations under the Employment Agreement. This Amendment does not constitute a waiver or release of any right, claim, obligation, or remedy arising under the Employment Agreement. From and after the Amendment Effective Date, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import will mean the Employment Agreement as amended by this Amendment.

4. Conflict and Construction. If any provision of this Amendment conflicts with a provision of the Employment Agreement, this Amendment controls solely to the extent of the conflict. This Amendment and the Employment Agreement will be construed together as a single agreement. The headings in this Amendment are for convenience only and will not affect its interpretation. The Parties acknowledge that they have had the opportunity to review this Amendment with counsel, and no presumption or rule of construction will apply against either Party on the ground that such Party drafted or was responsible for drafting this Amendment.

5. Consideration. The Parties acknowledge that the extension of the Initial Term, the automatic-renewal arrangement, and the continuation of their respective rights and obligations under the Employment Agreement constitute adequate and sufficient consideration for this Amendment.

6. Authorization. Each Party represents that it has full power and authority to execute and perform this Amendment. The Company represents that the execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate action and that the individual signing on the Company’s behalf is authorized to bind the Company. Key Employee represents that Key Employee has the legal capacity to enter into this Amendment.

7. Governing Law. This Amendment is governed by, and will be construed in accordance with, the laws of the State of Texas, without regard to principles of conflicts of laws, consistent with Section 4.1 of the Employment Agreement.

8. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument. Signatures transmitted electronically, including through an electronic-signature platform or in PDF format, will be treated as original signatures and will be effective for all purposes.

9. Effectiveness. This Amendment will become binding when it has been executed by both Parties and will be effective as of the Amendment Effective Date.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the Amendment Effective Date.

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/s/ E. Chipman Earle
E. Chipman Earle (Key Employee)

/s/ Travis J. Boone
Travis J. Boone
Chief Executive Officer
Orion Group Holdings, Inc.